EXHIBIT 10.80
NON-EMPLOYEE DIRECTORS
RESTRICTED STOCK AGREEMENT
PURSUANT TO THE
THE ANDERSONS, INC. 2014 LONG-TERM INCENTIVE COMPENSATION PLAN
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Participant: <participant name>
Grant Date: <grant date>
Number of Shares of
Restricted Stock Granted: <number of awards granted>
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THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between The Andersons, Inc., a corporation organized in the State of Ohio (the “Company”), and the Participant specified above, pursuant to the The Andersons, Inc. 2014 Long-Term Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the shares of Restricted Stock provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Restricted Stock Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Restricted Stock Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Restricted Stock specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement. Subject to Section 4 hereof, the Participant shall not have the rights of a stockholder in respect of the shares underlying this Award until unrestricted shares are delivered to the Participant in accordance with Section 4 hereof.
3.    Vesting.
(a)    Subject to the provisions of Sections 3(b), 3(c), and 3(d) hereof, the Restricted Stock subject to this grant shall become unrestricted and vested as follows:

Vesting Date	Percent of Shares
March 2, 2018	100%
There shall be no proportionate or partial vesting in the period prior to the vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service on the Board on the applicable vesting date.
(b)    Certain Terminations Prior to Vesting. The Participant’s right to vest in any of the Restricted Stock shall terminate in full and be immediately forfeited upon the Participant’s Termination for any reason; provided however, that in the event of the Participant’s Termination due to Participant’s death or Disability (each a “Special Termination”), the Restricted Stock shall immediately become unrestricted and vested.
(a)    Change in Control Prior to Vesting. The Participant’s right to vest in the Restricted Stock following a Change in Control shall depend on whether the Restricted Stock is assumed, converted or replaced by the continuing entity as follows:
(i)    In the event that the Restricted Stock is not assumed, converted, or replaced by the continuing entity following the Change in Control (as determined by the Committee), the Restricted Stock shall immediately become unrestricted and vested.
(ii)    In the event that the Restricted Stock is assumed, converted, or replaced by the continuing entity following the Change in Control (as determined by the Committee), the Restricted Stock shall not immediately vest and shall instead continue to vest in accordance with Section 3(a).
(b)    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Stock at any time and for any reason.

(c)    Forfeiture. Subject to the Committee’s discretion to accelerate vesting hereunder, all unvested shares of Restricted Stock shall be immediately forfeited upon the Participant’s Termination for any reason other than a Special Termination.
4.    Dividends and Other Distributions; Voting. If any dividends or other distributions are paid with respect to the Common Stock of the Company while the Participant holds the Restricted Stock and prior to the time that the Restricted Stock becomes vested in accordance with the terms of this Agreement, the Participant shall be entitled to receive such dividends and other distributions attributable to the Restricted Stock in the form of additional shares of Common Stock, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock. Additional shares of Common Stock attributable to dividends or other distributions will be issued to the Participant as soon as administratively feasible immediately following the time the Restricted Stock become vested in accordance with the terms of the Agreement, but in no event later than March 15 of the calendar year following the calendar year in which the Restricted Stock became vested. The amount of such additional shares of Common Stock will be determined by multiplying (i) the total amount of dividends actually paid on a share of Common Stock prior to the date that the Restricted Stock become vested in accordance with the terms of the Agreement, by (ii) the number of shares of Restricted Stock that become vested in accordance with the terms of this Agreement, and then dividing such total by the Fair Market Value of the Common Stock on the last trading day prior to the applicable vesting date, as determined by the Committee. If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. The Participant may exercise full voting rights with respect to the Restricted Stock granted hereunder.
5.    Non-Transferability. The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution and other than to the Company as a result of forfeiture of the Restricted Stock as provided herein. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.
6.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to the choice of law principles thereof.
7.    Section 83(b). If the Participant properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 1 hereof. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.
8.    Limited Power of Attorney to Transfer Unvested Shares Upon Termination. In order to facilitate the transfer to the Company of any Shares in which Participant forfeits vesting rights pursuant to the terms of this Agreement, Participant agrees to hereby appoint the Treasurer of the Company Participant’s attorney in fact with full power of substitution, to act for Participant in Participant’s name and place to sell, assign, and transfer Shares of the Company registered in Participant’s name on the books of the Company as represented by the Company’s Registrar and Transfer Agent, in book entry form, and to receive the consideration for the Shares. Such power of attorney is irrevocable and coupled with an interest. By accepting this Agreement, Participant hereby ratifies all acts which Participant’s attorney in fact or the Treasurer of the Company substitute lawfully performs pursuant to the power conferred by this instrument.
9.    Entire Agreement; Amendment. This Agreement, together with the Plan and any severance or change in control agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel, the Head of Human Resources, or any other administrative agent designated by the Committee. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
11.    Acceptance. As required by Section 8.2 of the Plan, the Participant may forfeit the Restricted Stock if the Participant does not execute this Agreement within a period of ninety (90) days from the date that the Participant receives this Agreement (or such other period as the Committee shall provide).
12.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Stock awarded under this Agreement for legitimate business purposes. This authorization and consent is freely given by the Participant.

13.    Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to settlement of the Restricted Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
14.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.
15.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 5 hereof) any part of this Agreement without the prior express written consent of the Company.
16.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
19.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
20.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time subject to the limitations contained in the Plan or this Agreement; (b) the grant of Restricted Stock made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; and (c) no past grants or awards (including, without limitation, the Restricted Stock granted hereunder) give the Participant any right to any grants or awards in the future whatsoever.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE ANDERSONS, INC.

By:
Name: Valerie M. Blanchett
Title: Vice President, Human Resources
Date: March 2, 2017

PARTICIPANT
Name: <electronic signature>
Acceptance Date: <acceptance date>